Filed Pursuant to Rule 433

Registration Statement No. 333-155696

Preliminary Prospectus Supplement Dated August 5, 2009 and

Prospectus dated November 26, 2008

$250,000,000 7.750% NOTES DUE 2019

Issuer:	Mack-Cali Realty, L.P.
Type:	SEC Registered
Size:	$250,000,000
Maturity:	August 15, 2019
Coupon (Interest Rate):	7.750%
Benchmark Treasury:	3.125% due 05/2019
Benchmark Treasury Price and Yield:	94-27 / 3.760%
Spread to Benchmark Treasury:	4.115% (411.5 basis points)
Yield to Maturity:	7.875%
Expected Ratings* (S&P / Moody’s):	BBB (stable) / Baa2 (stable)
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2010
Day Count Convention:	30 / 360
Redemption Provision:	Callable at any time at a Make-Whole Price of comparable maturity U.S. Treasury plus 50 bps
Initial Price to Public:	99.145% plus accrued interest if settlement occurs after August 14, 2009
Settlement Date:	T+7; August 14, 2009
Denominations:	$2,000 x $1,000
CUSIP; ISIN:	55448QAP1; US55448QAP19
Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. J.P. Morgan Securities Inc.
Co-Managers:

Deutsche Bank Securities Inc.
BNY Mellon Capital Markets, LLC
Comerica Securities, Inc.
Mitsubishi UFJ Securities (USA), Inc.
PNC Capital Markets LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

This communication is intended for the sole use of the person to whom it is provided by the issuer.

*Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Citigroup Global Markets Inc., toll-free at 1-877-858-5407, and J.P. Morgan Securities Inc. collect at 1-212-834-4533

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